Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in the Annual Report on Form 10-K for Sanchez Production Partners LP (the "Form 10-K") and to the inclusion of our report, dated February 11, 2016 with respect to the estimates of reserves and future net revenues as of December 31, 2015, in the Form 10-K and/or as an exhibit to the Form 10-K.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 (Nos. 333-198440 and 333-202526), Form S-8 (No. 333-202578), Form S-3 (No. 333-204277) and Form S-3 (No. 333-202575) of such information.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Danny D. Simmons

By:_________________________________________________

Danny D. Simmons, P.E.

President and Chief Operating Officer

Houston, Texas

March 30, 2016